Letter to Shareholders

"Telupay has had an very successful year and I believe Telupay will become one of the leading mobile banking and payment providers in the world. The successful merger from Telupay PLC to a US publically listed company, Telupay International Inc., and continued fundraising that has followed, will allow us to continue to develop our business as a public company and pursue our strategy for rapid growth," states Mr. Adrian C Ansell, President and CEO.

This year TelUPay has established the foundations for its next phase of growth. We have a well-established position in the Philippines with our mobile banking and payment service (MBPS) currently installed in four major banks and one ATM switch providing over 15 million Filipinos access to mobile financial services. Our international presence is also expanding rapidly. We have a joint venture established in Indonesia with Binis Strategi Maharlika, a presence in the UK through a group UK nationals headed by Dr. Vincent Power and just recently have started the initial stages of entering the Australian market.

The mobile banking and payments market is rapidly gaining momentum, not dissimilar to the growth of Internet banking in its early stages, and our technology has the mass-market characteristics required for mobile banking and payments to become a ubiquitous and valuable banking and payment channel. We have entered this market with a strong foundation of proven, trusted technology and established relationships with high-profile banks and ATM switch providers.

TelUPay has strong momentum, an excellent competitive position and compelling prospects. We believe the current year will show substantial progress.

Highlights

  Strong progress in Philippine market:

    Four major Philippine banks and one ATM switch now using TelUPay's MBPS platform, including Metrobank,  Union Bank, United Coconut Planters Bank (UCPB), CardBank and ATM switch Megalink.

    By autumn 2014, TelUPay's mobile banking and payment services are expected to be available to over 15 million current account cardholders in the Philippines.

    In March 2014, TelUPay launched its mobile micro-finance collection service with CardBank where the service is mandated to CardBank's over 1.3 million existing micro-loan recipients. TelUPay's micro-finance collection service has significantly streamlined CardBank's operations, allowing CardBank to get aggressive in reaching its goal of having 5.3 million micro-loan recipients by 2017.

    TelUPay expects to launch its mWallet service with 1Bro's 30,000 agents in September 2014 as part of its co-branded mWallet initiatives.

    TelUPay is confident of further Philippine banks, ATM switches and other strategic partners signing in coming months.

  International roll out gaining traction:

    Joint venture with Binis Strategi Maharlika in Indonesia resulting in TelUPay's platform being installed with ArtaJasa, Indonesia's largest ATM switch serving 72 national banks.

  In 2013, the Company completed its merger with US public company. During the Company's fiscal year ended March 31, 2014 and its quarter ended June 30, 2014, the Company raised net proceeds of approximately US$1.9 million via private placements and other financing activities to meet working capital requirements.

  Revenue streams continuing to build.

  Board confident TelUPay has established an excellent competitive position and has compelling prospects.

Our vision is to deliver low-cost mobile banking and mobile payments for the mass market and we aim to become a leader in mobile banking and payment services worldwide. Having established our platform in the Philippines and built strong operational and contractual relationships with a significant number of banks and ATM switches, we are seeing our customers acting as advocates for the adoption of TelUPay's services in the other geographies in which they operate.

OUR MARKET AND MODEL

Although the mobile banking and payments market is still in the early stages of development, the evidence suggests that it should rapidly become one of the main channels to market for banks, mobile operators and other financial services firms. Banks around the world have progressively expanded banking services from branch networks to self-service channels (such as ATMs) to Internet banking and telephone banking. Our view is that mobile banking and mobile payments is now the logical continuation of this trend, leveraging automation to reduce costs and improve customer convenience. In addition to delivering new income streams and providing cross-selling opportunities for banks, ATM Operators, Mobile Operators and Remittance Companies, mobile banking and mobile payments has the potential to reduce the incidence of fraud, protect our clients from disintermediation of the transaction business and provide a response to the increasing regulatory pressure for transparency.

This was our first year of trading since TelUPay completed its merger with a US public company in September 2013. TelUPay is still in its investment phase and consistent with this and in line with the Board's expectations, we reported a net operating loss of US $1.9 million for our fiscal year ended March 31st, 2014.

TelUPay continues to work with our partners on exciting new products, which we expect to bring to market in the coming months and to make significant progress as we execute our marketing and incentive strategies. The global opportunity for TelUPay is far greater than even a year ago and this combined with several new contracts are creating substantial momentum for the business that we will continue to invest in. With growing revenues, TelUPay is well placed to achieve our target of substantially increasing revenues in the current year and moving towards break-even in 2015. With proven investments to date, TelUPay continues to deliver value for stakeholders.

Adrian C Ansell
President & CEO